Exhibit 10.5

[LOGO APPEARS HERE]

August 8, 2005

Mr. Ali Marashi

1377 Sheffield Glen Way

Atlanta, GA 30329

Dear Ali:

Pursuant to our discussions, Switch and Data Management Company LLC. or a subsidiary thereof (Switch and Data) is pleased to confirm its offer to you as Vice President, Engineering/CIO. This offer does not constitute an employment contract or an employment guarantee. The essential terms of such offer are outlined below:

1.	Base Salary: $200,000.00 per annum. Pay is biweekly.

2.	Paid Time Off: During the first two years of employment, you will be eligible for 14 days of paid time off; upon completion of two years through 59 – you are eligible for 19 days and upon completion of 5 years of employment, you are eligible for 25 days of paid time.

3.	Equity: You will be granted 10,500 options to purchase Common Stock of Switch & Data Facilities Company, Inc. (“Stock”) pursuant to the Switch & Data Facilities Company, Inc. Stock Incentive Plan at a purchase price equal to the fair market value of the Stock on the date of the grant. Your options will become exercisable ratably over a four-year period. The exact details of the options will be contained in your Option Agreement.

4.	Bonus: Company shall pay employee bonuses in accordance with Company’s standard policy or as established by the Board. Such bonuses, if any, neither increase Employee’s Base Salary nor establish a minimum amount for subsequent bonuses. However, the target bonus will be 50% of annual base salary.

5.	401(k): Switch & Data has a 401(k) plan administered by American United Life (AUL). Currently, the basic terms of such plan include eligibility at the first of the month following your first day of employment with Switch and Data. 50% match from Switch and Data on all money put in the 401(k) that vest over three years. However, the 401(k) plan is subject to annual reviews and the terms could change in the future.

Switch and Data

1715 N. Westshore Blvd

Suite 650

Tampa, FL 33607

813.207.7700 phone

813.282.8741 fax

6.	Benefits: Switch and Data provides a comprehensive medical, dental and life insurance program, which you will be eligible for on your first day of employment. Switch and Data offers to pay a percentage of the cost of the premiums of these group insurance policies for its employees. Details of coverage will be provided.

7.	Start Date: Monday, August 29, 2005.

8.	Reporting: You will report to the President and CEO, Keith Olsen.

9.	Relocation: Switch and Data will pay approved relocation expenses. Your relocation to Vienna, VA within 90 days of start date. Please coordinate your move with the Human Resources Department as Switch and Data has a national contract with Graebel Movers. If you leave the employment of Switch and Data less than one year from your start date, repayment of relocation expenses will be made to Switch and Data.

10.	Office Location: You will be expected to set up an office located at: 7990 Science Applications Court, Vienna, VA 22182.

11.	Coordinate tax and bank issues with Ms. Jeannie Johnson or Mrs. Joan Gates in the Human Resources Department at (813) 207-7700.

Ali, we are excited about the prospect of your joining Switch and Data. Please indicate your acceptance by signing below and returning a copy by Wednesday, August 10, 2005. Should you have any questions, please give me a call.

Cordially,

/s/ Joan Gates
Joan Gates
Human Resources Director

I understand that I am being offered employment but the standard background check has not yet been completed. I further understand that I am being offered the position contingent upon successful completion of the background check and realizing that any false information, misrepresentation, or omissions, whether oral or written on my part will result in immediate termination of my employment.

Agreed to and accepted this 8th day of August 2005.

/s/ Ali Marashi
Mr. Ali Marashi

Cc: File

Switch and Data

1715 N. Westshore Blvd

Suite 650

Tampa, FL 33607

813.207.7700 phone

813.282.8741 fax